Exhibit 99.1

For Immediate Release

March 3, 2009

Rochester Medical Renews Share Repurchase Activity

Stewartville, MN March 3, 2009

Rochester Medical Corporation (NASDAQ: ROCM) today announced its intention to repurchase some of the company’s outstanding common shares pursuant to its previously authorized share repurchase program. The company plans to repurchase shares from time to time on the open market, or pursuant to negotiated or block transactions in accordance with applicable SEC guidelines and regulations. Additionally, the company may make repurchases pursuant to trading plans meeting the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934.

The Company’s board of directors approved a repurchase program back in fiscal 2000, authorizing the company to repurchase up to 2,000,000 shares. The only repurchase activity on this plan was in 2000 and 2001 when the company repurchased 42,000 shares. The timing of the repurchases and the number of shares puchased under this plan will continue to depend on business and financial market conditions.

“We believe the current valuation of Rochester Medical’s common stock makes the repurchase of our equity an attractive investment for the company and will enhance shareholder value,” said Anthony J. Conway, Chairman and CEO of Rochester Medical. “Having $37 million in available cash and a growing business that is generating cash flow allows us to invest in Rochester Medical stock, as well as other strategic initiatives,” Conway added.

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.